EXHIBIT 11

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (Amounts in Millions Except Per Share Data)

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
                                                    For The Three Months Ended
                                            March 29,1998                March 30, 1997
                                       Amount        Per Share       Amount     Per Share
Basic:

Average shares outstanding               95.1                           94.4
                                         ====                           ====

Net earnings (loss)                   $(971.4)        $(10.21)         $26.3        $.28
                                      ========        ========         =====        ====


Diluted:

Average shares outstanding               95.1                           94.4

Dilutive  stock  options  and stock
   issuable under employee  benefit
   plans--based   on  the  Treasury
   stock  method  using the average
   market price                           1.8 (Note 1)                   1.6
                                         ----                          -----

Adjusted average shares outstanding
   for diluted calculation               96.9                           96.0
                                         ====                           ====

Net earnings (loss)                   $(971.4)        $(10.03)         $26.3        $.27
                                      ========        ========         =====        ====


Notes: 1. Due to the net loss incurred by the Corporation for the three-month period ended March 29, 1998, the assumed exercise of stock options and stock issuable under employee benefit plans is anti-dilutive and, therefore, is not used in the calculation of diluted earnings per share included in the financial statements. As a result, the financial statements reflect diluted earnings per share equal to basic earnings per share for the quarter ended March 29, 1998--both a loss of $10.21 per share.
